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                                                                      EXHIBIT I

                                                                  PRESS RELEASE

                                                                       CONTACT:
                                       Daniel B. Platt, Chief Financial Officer
                                                             Tel:  619-652-4700
                                                             Fax:  619-652-4711
                                                               dbplatt@bpac.com

    BURNHAM PACIFIC ANNOUNCES MERGER PROPOSAL AND EQUITY FINANCING WITH NEW
                             STRATEGIC INVESTORS

SAN DIEGO, November 05, 1997 -- Burnham Pacific Properties, Inc. (NYSE:BPP) announced today the signing of letters of intent with Golden State Properties relating to a proposed merger of the 2.7 million square-foot California retail portfolio of Golden State into Burnham Pacific. Simultaneously, Blackacre Capital Group, LP and Westbrook Partners, L.L.C. would invest $120 million in newly issued convertible preferred securities of Burnham Pacific. It is anticipated that the transactions will close by year end subject to a number of conditions including due diligence and definitive documents.

The Parties
     West Coast-based Burnham Pacific is a publicly traded real estate investment trust listed on the New York Stock Exchange under the symbol "BPP." Burnham currently owns 37 retail properties and four office/industrial properties totaling over 5.7 million square feet, all located on the West Coast.

     Golden State is a private investment partnership between Los
Angeles-based Highridge Partners (Gene Rosenfeld and John Long) and private real estate investment fund Blackacre Capital Group L.P. of New York. Golden State currently owns 20 retail properties totaling approximately 2.7 million square feet, all of which are grocery anchored centers in California.

     Westbrook Partners is a private New York based investment fund manager with over $2.5 billion in real estate assets under management.

     The combined entity would own 61 properties totaling some 8.5 million square feet having a book value exceeding $1 billion, which would make it the largest publicly traded West Coast retail REIT.

The Strategy
     Both companies recognized the opportunity to acquire anchored West Coast retail properties at prices below replacement cost, at rents below current market, and in mature locations with established demand and barriers to entry. Both companies began executing the same strategy in 1996, continuing until today. With a total West Coast retail property market size of over 900 million square feet and no one owner controlling more than a 1% market share, considerable opportunity exists for growth through consolidation.

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BPP Announces Merger Proposal with Golden State Properties - Page two

     Both companies further recognize the efficiencies and synergies gained by operating as a single entity executing this shared vision. A significant element of this vision will be to employ an aggressive acquisition program of single assets, portfolios and operating companies.

     David Martin, President of Burnham Pacific, commented, "The transaction would accomplish several important things for us; first it provides short-term and long-term accretion for our shareholders; secondly, it would make us the largest player in our market and provides many operating efficiencies and market opportunities as a result; and lastly, it would bring to the company two successful and highly sophisticated real estate operating company investors that not only provide a significant endorsement of our strategy, but supplement our existing team."

     John Long, Managing Partner of Highridge, added, "We believe we are still in the early innings of the California recovery and the retail property rebound, and we believe that the best way for us to take advantage of this opportunity is to merge our portfolio with Burnham Pacific."

     Ron Kravit, Managing Director of Blackacre, agreed, "We were offered several competitive cash offers, however, we believe that significant upside remains in our assets and in the combined entity. Of all the West Coast retail entities, we believe Burnham Pacific is the best positioned to be the major consolidator on the West Coast. We further believe in the merits of the company's strategy and its potential earnings growth and multiple expansion, and therefore we are very pleased to be a major shareholder and look forward to significant increase in shareholder value."

     Paul D. Kazilionis, Managing Principal of Westbrook Partners added, "Part of our company's strategy is to back those real estate companies which we believe are emerging as the leading player in each of their respective sectors. We believe that this merger clearly positions Burnham Pacific as the leader in West Coast retail, given the Company's strong assets and markets, experienced management team and growth strategy."

The Golden State Properties
     The Golden State portfolio consists of 20 grocery-anchored retail centers, all located in California. Of the total income, 54% comes from grocery stores, of which the largest is Ralph's at 8.3%, Rally's at 7.4% and Lucky's at 3.8%. The total portfolio is currently 93% occupied.

The Structure
     The Golden State portfolio is being valued at an initial price of up to $314 million and a total price of up to $344 million. The partners of Golden State are reinvesting equity in Burnham Pacific in the form of $50 million of convertible preferred securities priced at a conversion premium of 7% over the negotiated

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BPP Announces Merger Proposal with Golden State Properties - Page three merger price of $14 3/8 per share, equaling $15 3/8 per share. The convertible preferred securities will carry a dividend yield of 8%.

     In addition, Westbrook Partners will also acquire $70 million of convertible preferred stock in Burnham Pacific under similar terms and conditions as the Partners of Golden State. The Westbrook funding will occur at the closing of the transaction.

     The company's total equity base would increase some 35% with the addition of the $120 million in convertible preferred securities.

     Nomura Real Estate Finance has committed to fund $150 million in first mortgage debt collaterialized by the Golden State assets at a fixed rate of 85 basis points over treasuries. The rate will be locked prior to closing.

     The balance of the initial closing, some $55 million before costs, will be funded from Burnham Pacific's line of credit which is also provided by Nomura.

     Burnham Pacific expects this transaction to be accretive to its funds from operations per share on a primary and fully diluted basis assuming a consistent leverage ratio prior to and after the transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation is acting as Financial Advisor in connection with the transactions.

     Burnham Pacific Properties is a fully integrated real estate operating company which acquires, rehabilitates, develops and manages retail properties on the West Coast. Headquartered in San Diego, Burnham Pacific has regional offices in Los Angeles, San Francisco and Portland, Oregon. More information on Burnham Pacific Properties may be found on the company's website at www.burnhampacific.com, or by calling 800-462-5181.

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